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                                                                      Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Autotote Corporation:

     We consent to the incorporation by reference in the registration statements (No's 33-82612, 33-46594, 33-27737, 333-05811, 333-44983 and 333-44979) on Form
S-8 of Autotote Corporation of our report dated December 12, 1997, relating to the consolidated balance sheets of Autotote Corporation and subsidiaries as of October 31, 1997, and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), cash flows and financial statement schedule for each of the years in the three-year period ended October 31, 1997, which report appears in the Form 10-K of Autotote Corporation for the year ended October 31, 1997.

KPMG Peat Marwick LLP

Short Hills New Jersey
January 28, 1998